Exhibit 4.5

BARFRESH FOOD GROUP INC.

FIRST AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN

1. PURPOSE. The Barfresh Food Group Inc. First Amended and Restated 2023 Equity Incentive Plan has two complementary purposes: (a) to attract and retain outstanding individuals to serve as officers, Employees, Directors, and Consultants to the Company and its Affiliates, and (b) to increase stockholder value. The Plan will provide participants with incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s Common Stock or receive monetary payments based on the value of such Common Stock, on the potentially favorable terms that this Plan provides.

2. EFFECTIVE DATE. The Plan became effective upon its adoption by the Board of Directors of the Company on March 15, 2023, and was approved by the stockholders of the Company on June 13, 2023.

3. DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

(a) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears therein; and provided further that for Options and Stock Appreciation Rights an “Affiliate” shall be an entity with respect to which the Common Stock will qualify as “service recipient stock” within the meaning of Section 409A.

(b) “Award” means a grant of Options (as defined in Section 3(s) hereof), Stock Appreciation Rights (as defined in Section 3(bb) hereof), Performance Share Awards (as defined in Section 3(v) hereof), Restricted Stock (as defined in Section 3(x) hereof), and/or Restricted Stock Units (as defined in Section 3(y) hereof).

(c) “Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means:

(i) With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise: (A) If the Employee or Consultant is party to an employment or service agreement with the Company or its Affiliates and such agreement provides for definition of Cause, the definition contained therein; or (B) if no such agreement exists, or if such agreement does not define Cause: (1) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (2) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (3) gross negligence or willful misconduct with respect to the Company or an Affiliate; (4) material violation of state or federal securities laws; or (5) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

(ii) With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (A) malfeasance in office; (B) gross misconduct or neglect; (C) false or fraudulent misrepresentation including the Director’s appointment; (D) willful conversion of corporate funds; or (E) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(f) “Change of Control” shall mean the occurrence of any one or more of the following:

(i) The sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of substantially all of the assets of the Company to any person; or

(ii) Any person becomes the beneficial owner (except that a person shall be deemed to have beneficial ownership of all Shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise; or

(iii) A change in the composition of the Board such that individuals who, as of the beginning of any period of twenty-four (24) months determined on a rolling basis (the “measurement date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the measurement date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of Board membership occurs as a result of either an actual or threatened election contest with respect to the election or removal of Directors of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board.

(iv) Notwithstanding the foregoing, (A) if any payment or benefit pursuant to an Award is “nonqualified deferred compensation” under Code Section 409A to which an exception to Code Section 409A does not apply, and the payment or benefit of such Award is triggered by a Change in Control, the events described above shall not constitute a Change in Control with respect to such nonqualified deferred compensation unless the event constitutes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Code Section 409A; and (B) for the avoidance of doubt, a Change of Control shall not be deemed to have occurred as a result of a sale or other disposition of any Affiliate (or any Affiliate’s assets) by which a Participant may be employed.

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(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g) “Committee” means the Compensation Committee of the Board (or a successor committee with similar authority) or if no such committee is named by the Board, than it shall mean the Board.

(h) “Common Stock” means the Common Stock of the Company, par value $0.000001 per share, or any such other securities of the Company into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar transaction; provided, however, that such other securities shall, for Options and Stock Appreciation Rights, always constitute “service recipient stock” within the meaning of Code Section 409A.

(i) “Company” means Barfresh Food Group Inc., a Delaware corporation, or any successor thereto.

(j) “Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

(l) “Director” means a member of the Board.

(m) “Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an incentive stock option pursuant to Section 7(e) hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an incentive stock option pursuant to Section 7(e) hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

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(n) “Employee” means any person, including an officer or Director, employed by the Company or an Affiliate; provided, that for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include any successor provision thereto.

(p) “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

(q) “Good Reason” means, unless the applicable Award Agreement states otherwise:

(i) If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(ii) If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (A) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (B) a material reduction in the Participant’s base salary or bonus opportunity; or (C) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

(r) “Issued Shares” means, collectively, all outstanding Shares issued pursuant to an Award and all Option Shares.

(s) “Option” means the right to purchase Shares at a stated price upon and during a specified time. “Options” may either be “incentive stock options” which meet the requirements of Code Section 422, or “nonqualified stock options” which do not meet the requirements of Code Section 422.

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(t) “Option Shares” mean outstanding Shares that were issued to a Participant upon the exercise of an Option.

(u) “Participant” means an officer or other Employee, Director or Consultant of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or Employee, or a Consultant who provides services to the Company or its Affiliates, including a non-employee Director of the Board, whom the Committee designates to receive an Award.

(v) “Performance Share Award” means the right to receive actual shares of Common Stock or share units to the extent the Company, Subsidiary, Affiliate or other business unit and/or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates.

(w) “Plan” means this Barfresh Food Group Inc. First Amended and Restated 2023 Equity Incentive Plan, as amended from time to time.

(x) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer (including but not limited to stock grants with the recipient having the right to make an election under Section 83(b) of the Code), which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service or upon the occurrence of other events, as determined by the Committee.

(y) “Restricted Stock Unit” means the right to receive a Share, or a cash payment, the amount of which is equal to the Fair Market Value of a Share, which is subject to a risk of forfeiture which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service or upon the occurrence of other events, as determined by the Committee.

(z) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(aa) “Share” means a share of Common Stock.

(bb) “Stock Appreciation Right” or “SAR” means the right of a Participant to receive cash, and/or Shares with a Fair Market Value, equal to the excess of the Fair Market Value of a Share over the grant price.

(cc) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(dd) “10% Owner-Employee” means an employee who, at the time an incentive stock option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary.

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4. ADMINISTRATION.

(a) Committee Administration. The Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. All actions or determinations of the Committee are made in its sole discretion and will be final and binding on any person with an interest therein. If at any time the Committee is not in existence, the Board shall administer the Plan and references to the Committee in the Plan shall mean the Board.

(b) Delegation to Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to a sub-committee, any or all of the authority and responsibility of the Committee. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such committee, sub-committee or one or more officers to the extent of such delegation.

(c) No Liability. No member of the Committee, and no individual or officer to whom a delegation under subsection (b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless such individual to the maximum extent that the law and the Company’s bylaws permit.

(d) Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

(e) Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

5. DISCRETIONARY GRANTS OF AWARDS. Subject to the terms of this Plan and applicable law, the Committee has full power and authority to: (a) designate from time to time the Participants to receive Awards under this Plan; (b) determine the type or types of Awards to be granted to each Participant; (c) determine the number of Shares with respect to which an Award relates; and (d) determine any terms and conditions of any Award including but not limited to permitting the delivery to the Company of Shares or the relinquishment of an appropriate number of vested Shares under an exercisable Option in satisfaction of part of all of the exercise price of, or withholding taxes with respect to, an Award or payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Shares. Method of payment, in the case of an incentive stock option, shall be determined at the time of grant. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate). The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year.

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6. SHARES RESERVED UNDER THIS PLAN.

(a) Plan Reserve. An aggregate of one million three hundred thousand (1,300,000) Shares are initially reserved for issuance under this Plan, all of which may be issued as any form of Award. Beginning January 1, 2025 and continuing on January 1 of each year through January 1, 2033, the number of shares available for issuance shall be increased by an amount equal to ten percent (10%) of the number of shares issued during the immediately preceding completed fiscal year.

(b) Replenishment of Shares Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or payment of cash under the Award, then the Shares subject to or reserved for in respect of such Award, or the Shares to which such Award relates, may again be used for new Awards as determined under subsection (a), including issuance pursuant to incentive stock options. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares may be used for new Awards under this Plan as determined under subsection (a), but excluding issuance pursuant to incentive stock options. Notwithstanding anything to the contrary contained herein: Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (iii) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

7. OPTIONS.

(a) Determinations by Committee. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(i) Whether the Option is an incentive stock option or a nonqualified stock option; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which such option and all other incentive stock options issued under this Plan (and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) are first exercisable by the Participant during any calendar year exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded. Only employees of the Company or a Subsidiary are eligible to be granted incentive stock options;

(ii) The number of Shares subject to the Option;

(iii) The exercise price per Share, which may not be less than the Fair Market Value of a Share as determined on the date of grant; provided that an incentive stock option granted to a 10% Owner-Employee must have an exercise price that is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant;

(iv) The terms and conditions of exercise; and

(v) The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant and each incentive stock option granted to any 10% Owner-Employee must terminate no later than the fifth (5th) anniversary of the date of grant.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

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(b) Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s death or Disability), the Option holder may exercise his/her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three months following the termination of the Option holder’s Continuous Service or (ii) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Option holder does not exercise his/her Option within the time specified in the Award Agreement, the Option shall terminate.

(c) Disability of Option Holder. Unless otherwise provided in an Award Agreement, in the event that an Option holder’s Continuous Service terminates as a result of the Option holder’s Disability, the Option holder may exercise his/her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date 12 months following such termination or (ii) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Option holder does not exercise his/her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

(d) Death of Option Holder. Unless otherwise provided in an Award Agreement, in the event an Option holder’s Continuous Service terminates as a result of the Option holder’s death, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death) by the Option holder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Option holder’s death, but only within the period ending on the earlier of (i) the date 12 months following the date of death or (ii) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Option holder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

8. STOCK APPRECIATION RIGHTS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

(a) The number of Shares to which the SAR relates;

(b) The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(c) The terms and conditions of exercise or maturity;

(d) The term, provided that an SAR must terminate no later than the tenth (10th) anniversary of the date of grant; and

(e) Whether the SAR will be settled in cash, Shares or a combination thereof.

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9. PERFORMANCE SHARE AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Performance Share Award, including but not limited to:

(a) The number of Shares or stock-denominated units to which the Performance Share Award relates;

(b) The terms and conditions of each Award, including, without limitation, the selection of the performance goals that must be achieved for the Participant to realize all or a portion of the benefit provided under the Award; and

(c) Whether all or a portion of the Shares subject to the Award will be issued to the Participant, without regard to whether the performance goals have been attained, in the event of the Participant’s death, Disability, retirement or other circumstance.

10. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Restricted Stock or Restricted Stock Units, including but not limited to:

(a) The number of Shares or Restricted Stock Units to which such Award relates;

(b) The period of time over which, and/or the criteria or conditions that must be satisfied so that, the risk of forfeiture and/or restrictions on transfer imposed on the Restricted Stock or Restricted Stock Units will lapse;

(c) Whether all or a portion of the Restricted Shares or Restricted Stock Units will be released from a right of repurchase and/or be paid to the Participant in the event of the Participant’s death, Disability, retirement or other circumstance;

(d) With respect to awards of Restricted Stock, the manner of registration of certificates for such Shares, and whether to hold such Shares in escrow pending lapse of the risk of forfeiture, right of repurchase and/or restrictions on transfer or to issue such Shares with an appropriate legend referring to such restrictions;

(e) With respect to awards of Restricted Stock, whether dividends paid with respect to such Shares will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate; and

(f) With respect to awards of Restricted Stock Units, whether to credit dividend equivalent units equal to the amount of dividends paid on a Share and whether such dividend equivalent units shall be subject to the same terms and conditions as the Award to which they relate.

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11. TRANSFERABILITY. Except as set forth in Section 15 hereof, each award granted under this plan is not transferable other than by will or the laws of descent and distribution, or to a revocable trust, or as permitted by Rule 701 of the Securities Act.

12. TERMINATION AND AMENDMENT.

(a) Term. Subject to the right of the Board or Committee to terminate the Plan earlier pursuant to Section 12(b), the Plan shall terminate on, and no Awards may be granted after the tenth (10th) anniversary of the Plan’s effective date.

(b) Termination and Amendment. The Board or Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, provided that:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (a) action of the Board, (b) applicable corporate law, or (c) any other applicable law or rule of a self-regulatory organization;

(ii) stockholders must approve any of the following Plan amendments: (a) an amendment to materially increase any number of Shares specified in Section 6(a) (except as permitted by Section 14(a)) or expand the class of individuals eligible to receive an Award to the extent required by the Code, the Company’s bylaws or any other applicable law, (b) any other amendment if required by applicable law or the rules of any self-regulatory organization, or (c) an amendment that would diminish the protections afforded by Section 12(e); provided, that such stockholder approval may be obtained within 12 months of the approval of such amendment by the Board or Committee.

(c) Amendment, Modification or Cancellation of Awards. Except as provided in subsection (e) and subject to the restrictions of this Plan, the Committee may modify or amend an Award or waive any restrictions or conditions applicable to an Award (including relating to the exercise, vesting or payment thereof), and the Committee may modify the terms and conditions applicable to any Award (including the terms of the Plan), and the Committee may cancel any Award, provided that the Participant (or any other person as may then have an interest in such Award as a result of the Participant’s death or the transfer of an Award) must consent in writing if any such action would adversely affect the rights of the Participant (or other interested party) under such Award. Notwithstanding the foregoing, the Committee need not obtain Participant (or other interested party) consent for the amendment, modification or cancellation of an Award pursuant to the provisions of Section 14(a), or the amendment or modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting treatment of any Award for the Company.

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award, and the authority of the Board or Committee to amend this Plan, shall extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

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(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, neither the Committee nor any other person may decrease the exercise price of any Option or the grant price of any SAR nor take any action that would result in a deemed decrease of the exercise price or grant price of an Option or SAR under Code Section 409A, after the date of grant, except in accordance with Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations (26 C.F.R.), or in connection with a transaction which is considered the grant of a new Option or SAR for purposes of Section 409A of the Code, provided that the new exercise price or grant price is not less than the Fair Market Value of a Share on the new grant date.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

13. TAXES.

(a) Withholding. In the event the Company or any Affiliate is required to withhold any foreign, Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts required to be withheld. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the foreign, Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award, or (c) deliver other previously owned Shares. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Company requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award that any Award intended to be exempt from Code Section 409A shall be so exempt, nor that any Award intended to comply with Code Section 409A shall so comply, nor that any Award designated as an incentive stock option within the meaning of Code Section 422 qualifies as such, and neither the Company nor any Affiliate shall indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

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14. ADJUSTMENT PROVISIONS; CHANGE OF CONTROL.

(a) Adjustment Upon Changes in Shares. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Option and Stock Appreciation Rights, the performance goals to which Performance Share Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 6 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 14(a), unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of incentive stock options, ensure that any adjustments under this Section 14(a) will not constitute a modification, extension or renewal of the incentive stock options within the meaning of Section 424(h)(3) of the Code and in the case of non-qualified stock options, ensure that any adjustments under this Section 14(a) will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14(a) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b) Change in Control where Awards not Assumed, Continued or Substituted. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity, continued by the continuing entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding Performance Share Award shall be deemed to have been fully earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level as provided in the applicable Award Agreement and, subject to compliance with Code Section 409A, there shall be a pro rata payout to Participants within thirty (30) days following the date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the date of the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Code Section 422, the excess Options shall be non-qualified stock options.

(c) Change in Control where Awards Assumed, Continued or Substituted. With respect to Awards assumed by the surviving entity, continued by the continuing entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two (2) years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his/her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under all of such Participant’s outstanding Performance Share Awards shall be earned based on actual performance through the end of the performance period, and there shall be a pro rata payout to the Participant within thirty (30) days after the amount earned has been determined based upon the length of time within the performance period that has elapsed prior to the date of termination. To the extent that this provision cause incentive stock options to exceed the dollar limitation set forth in Code Section 422, the excess Options shall be non-qualified stock options.

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(d) Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision to the contrary, the provisions of this Section 14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award granted under the Plan prior to the Change in Control without the prior written consent of the Participant to whom the Award was made; except that no action shall be permitted under this Section 14 that would impermissibly accelerate or postpone payment of an Award subject to Code Section 409A.

(e) Parachute Payment Limitation.

(i) Except as may be set forth in a written agreement by and between the Company and the holder of an Award, in the event that the Company’s auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount (defined herein). For purposes of this Section 14(d), the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(ii) If the Company’s auditors determine that any Payment would be nondeductible by the Company because of Code Section 280G, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice. If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 14(d), present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Company’s auditors under this Section 14(d) shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

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(iii) Except to the extent such payment was made in connection with a Change of Control, as a result of uncertainty in the application of Code Section 280G at the time of an initial determination by the Company’s auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Company’s auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Code Section 4999. In the event that the auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(iv) For purposes of this Section 14(d), the term “Company” shall include affiliated corporations to the extent determined by the auditors in accordance with Code Section 280G(d)(5).

15. STOCK TRANSFER RESTRICTIONS.

(a) Restrictions on Transfer. Except for designations of Beneficiaries by Participants or as otherwise provided otherwise in an Award Agreement, Awards and Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may not be sold, assigned, transferred, pledged, alienated, attached, or otherwise encumbered (and any such purported sale, assignment, transfer, pledge, alienation, attachment or other encumbrance shall be void and unenforceable against the Company or any Affiliate), other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal guardian or legal representative; provided, however, that the Committee may (but shall not be required to) permit other transfers (other than transfers for value) where the Committee concludes that such transferability is otherwise appropriate and desirable, taking into account any factors deemed relevant by the Committee, including without limitation, state or federal tax or securities laws applicable to transferable Awards. In addition to the foregoing, a Participant is prohibited from transferring Options to a third party financial institution without approval of the Company’s stockholders.

(b) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the outstanding Shares of the Company, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Section 15 shall apply with equal force to additional and/or substitute securities, if any, received by Participant in exchange for, or by virtue of his or her ownership of, Issued Shares.

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16. MISCELLANEOUS.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, subject to any limitations imposed in the Plan.

(b) Code Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

(c) Employment or Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a consultant or director. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and any Affiliate, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a consultant, advisor or non-employee director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a non-employee director of the Company or any Affiliate, or a consultant to the Company or any Affiliate, shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, with respect to an Award subject to Code Section 409A, a Participant shall be considered to have terminated employment (where termination of employment triggers payment of the Award) upon the date of his separation from service within the meaning of Code Section 409A.

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(d) Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under the Exchange Act, and will not be subject to short-swing profit liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16(d), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

(e) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(f) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(g) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In such event, the Company may substitute cash for any Share(s) otherwise deliverable hereunder without the consent of the Participant or any other person.

(h) Governing Law. This Plan, and all agreements under this Plan, shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the State of California, County of Los Angeles.

(i) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(j) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and the Plan is not to be construed with reference to such titles.

(k) Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

[End of Document]

Barfresh Food Group Inc. First Amended and Restated 2023 Equity Incentive Plan – page 16

C E R T I F I C A T I O N

On behalf of the Company, the undersigned hereby certifies that this Barfresh Food Group Inc. First Amended and Restated 2023 Equity Incentive Plan has been approved by the Board of Directors of the Company on March 12, 2024 and by the stockholders of the Company on June 25, 2024.

BARFRESH FOOD GROUP INC.

By:	/s/ Riccardo Delle Coste
Name:	Riccardo Delle Coste
Title:	Chief Executive Officer

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